Exhibit 10.8

SUPPLEMENTAL AGREEMENT

THIS SUPPLEMENTAL AGREEMENT (“Agreement”) is entered into as of the      day of August, 2003, by and among PERRY JUDD’S INCORPORATED, a Delaware corporation (the “Corporation”), PERRY JUDD’S HOLDINGS, INC., a Delaware Corporation (“Holdings”), and Craig A. Hutchison, an individual (“Executive”).  Terms used but not defined herein shall have the meanings ascribed thereto in the Amended and Restated Stock Restriction and Repurchase Agreement, made as of June 15, 2000, by and between Holdings and Executive, as amended on March 28, 2001 and September 13, 2001 (the “Stock Restriction and Repurchase Agreement”).

WHEREAS, Executive is the President and Chief Executive Officer of the Corporation (the “Executive Position”);

WHEREAS, the Corporation desires to provide Executive with certain benefits in the event of a Change of Control Event (as defined below);

WHEREAS, the Stock Restriction and Repurchase Agreement governs the rights and privileges of Holdings and Executive with respect to 18,443 shares of common stock of Holdings owned by Executive (the “Purchased Shares”);

WHEREAS, Holdings has been granted, as set forth in Article D of the Stock Restriction and Repurchase Agreement, the Call Right, exercisable at any time during the 90-day period following the occurrence of a Termination of Service with respect to Executive, to repurchase at the Call Price all or any portion of the Purchased Shares;

WHEREAS, Executive Purchased 8,750 shares of common stock of Holdings (the “Option Shares,” and together with the Purchased Shares, the “Shares”) pursuant to that certain Perry Judd’s Holdings, Inc. Stock Purchase Agreement (the “Holdings Stock Purchase Agreement”), dated June 15, 2000, by and between Holdings and Executive, as amended on March 28, 2001, upon exercise of stock options granted to Executive under the Perry-Judd’s Incorporated Amended and Restated 1995 Stock Option Plan;

WHEREAS, Holdings has been granted, as set forth in Article F of the Holdings Stock Purchase Agreement, a call right (the “Second Call Right”), exercisable at any time during the 90-day period following Executive’s termination of service (the “90-day Period”) (as defined in the Holdings Stock Purchase Agreement), to repurchase at the call price set forth in the Holdings Stock Purchase Agreement all or any portion of the shares purchased under the Holdings Stock Purchase Agreement (the Second Call Right together with the Call Right, the “Call Rights”);

WHEREAS, the Executive and the Corporation are parties to the Restated and Amended Employment Agreement dated as of April 28, 2003 (the “Employment Agreement”); and

WHEREAS, Holdings desires to waive its right to exercise the Call Rights for the period set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and mutual agreements and covenants contained herein, the parties agree as follows:

A.            CHANGE OF CONTROL

1.             Change of Control Event.  “Change of Control Event” means (a) a merger or consolidation in which the Corporation or Holdings is not the surviving entity, other than any transaction effected primarily to change the state in which the Corporation or Holdings is incorporated; (b) a sale, transfer or other disposition of all or substantially all of the Corporation’s or Holdings’ assets; (c) a reverse merger in which the Corporation or Holdings is the surviving entity but in which fifty percent (50%) or more of the Corporation’s or Holdings’ outstanding voting securities are transferred to, or held by, a person or persons different from the persons holding those securities immediately prior to the merger; or (d) a sale, transfer or other disposition of capital stock of Holdings after which fifty percent (50%) or more of Holdings’ outstanding voting securities are held by a person or persons different from the persons holding those securities immediately prior to such sale, transfer or other disposition.

2.             Minimum Value of Shares.  In the event of a Change of Control Event in which the Shares do not have an aggregate value (the “Share Value”), either actual or implied based on the fair market value of the consideration received by the Executive, Holdings or the Corporation (collectively, the “Sellers”), as the case may be, of at least $1,000,000, Holdings shall pay to the Executive the difference between $1,000,000 and the Share Value.  Such payment shall be made in cash within thirty (30) days after the Sellers have received all of the consideration to which they are entitled pursuant to the Change of Control Event.

3.             Special Severance Benefit.  In the event of a Change of Control Event in which the Share Value is less than $2,000,000, and as a result of such Change of Control Event or within six (6) months thereafter (i) the Executive’s Service is terminated by the Corporation for any reason other than “cause” (as defined in the Employment Agreement), (ii) the Executive voluntarily terminates his Service after being required to accept a position with materially less responsibility than the Executive Position, or (iii) the Executive voluntarily terminates his Service after he is required to relocate his principal place of business to a location that is more than sixty (60) miles from his residence as set forth on the signature page hereof, Executive shall be entitled to salary continuation in the aggregate amount of the lesser of (A) the difference between $2,000,000 and the Share Value (the “Special Severance Amount”) or (B) $999,000.

The Special Severance Amount shall be payable by the Corporation in equal installments over three (3) years from the date of Termination of Service in accordance with the policies governing the payment of salary applicable to the Executive at the date of Termination of Service; provided, however, that the Executive shall not be entitled to any further payments of the Special Severance Amount upon the commencement of new employment by the Executive.  The Special Severance Amount shall be in addition to any severance benefit that the Executive shall be entitled to receive under the Employment Agreement.

B.            WAIVER OF CALL RIGHTS.

Holdings hereby irrevocably and unconditionally agrees to waive its right to exercise the Call Rights during the two (2)-year period commencing on August 3, 2004 and ending on August 8, 2006 (the “Waiver Period”); provided, however, that if any portion of the 90-day Period occurs during the Waiver Period, Holdings shall have the right to exercise the Call Rights on or before the later of (i) the 90th day following Executive’s termination of service and (ii) September 7, 2006.  Except as expressly set forth in the preceding sentence, the Call Rights shall remain in full force and effect as provided in the Stock Restriction and Repurchase Agreement and the Holdings Stock Purchase Agreement.

C.            MISCELLANEOUS PROVISIONS

1.             Executive’s Undertaking.  Executive hereby agrees to take whatever additional action and execute whatever additional documents the Corporation and/or Holdings may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on Executive, Holdings or the Corporation pursuant to the provisions of this Agreement.

2.             Agreement is Entire Contract.  This Agreement, along with the Stock Restriction and Repurchase Agreement, the Holdings Stock Purchase Agreement and the Employment Agreement, constitute the entire contract between the parties hereto with regard to the subject matter hereof and supersedes any prior contracts, agreements or understanding between the parties with respect to such subject matter.

3.             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.

4.             Successors and Assigns.  This Agreement shall be binding on and insure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.  Notwithstanding the foregoing, neither party shall assign this Agreement without the prior written consent of the other parties.

5.             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first indicated above.

PERRY JUDD’S INCORPORATED

Name:
Title:

Address:	575 West Madison Street
Waterloo, Wisconsin 53594
Attention: Chairman

PERRY JUDD’S HOLDINGS, INC.

Name:
Title:

Address:	575 West Madison Street
Waterloo, Wisconsin 53594
Attention: Chairman

CRAIG A. HUTCHISON
Address:	18 Chautauqua Trail
Madison, Wisconsin 53719